Exhibit 10.2

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of February 28, 2020 (as amended, supplemented or otherwise modified from time to time, the “Intellectual Property Security Agreement”), is made by SRAX, Inc., a Delaware corporation, and all of its affiliated entities (“Borrower”), and BRF Finance Co., LLC and its successors and assigns (“Lender”).

A. Borrower has entered into the Term Loan and Security Agreement, dated as of even date herewith (as amended, supplemented, or otherwise modified from time to time, the “Term Loan and Security Agreement”), with Lender.

B. Under the terms of the Term Loan and Security Agreement, Borrower has granted a security interest in certain Collateral, including without limitation all of the intellectual property of Borrower to Lender and has agreed as a condition thereof to execute this Intellectual Property Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office, and other applicable Governmental Agencies.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower agrees as follows:

SECTION 1. Grant of Security. Borrower hereby grants to Lender a security interest in all of Borrower’s right, title and interest in and to all of the following property now owned or at any time hereafter acquired by Borrower or in which Borrower now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of Borrower’s Indebtedness (as defined in the Term Loan and Security Agreement):

(a) (i) all United States trademarks, service marks, trade names, domain names, corporate names, company names, business names, trade dress, trade styles or logos and all registrations of and applications to register the foregoing (except for any applications filed in the United States Patent and Trademark Office on the basis of Borrower’s “intent-to-use” such trademark, unless and until acceptable evidence of use of the trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent, if any, that, and during the period, if any, in which granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application or of any registration that issues therefrom) and any new renewals thereof, including each registration and application identified in Schedule 1, (ii) the right to sue or otherwise recover for any and all past, present and future infringements, misappropriations, dilutions and other violations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements and dilutions thereof) and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above;

(b) (i) all United States patents, patent applications, including, without limitation, each issued patent and patent application identified on Schedule 1, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof) and (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever accruing thereunder or pertaining thereto;

(c) (i) all United States copyrights, whether or not the underlying works of authorship have been published, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including each registration identified on Schedule 1, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof) and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto; and

(d) any and all Proceeds of the foregoing.

SECTION 2. Recordation. Borrower authorizes and requests that the United States Register of Copyrights or the United States Commissioner of Patents and Trademarks, as applicable, record this Intellectual Property Security Agreement.

SECTION 3. Execution in Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 4. Governing Law. This Intellectual Property Security Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

SECTION 5. Conflict Provision. This Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Term Loan and Security Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Term Loan and Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Intellectual Property Security Agreement are in conflict with the Term Loan and Security Agreement, the provisions of the Term Loan and Security Agreement shall govern.

[SIGNATURE PAGES FOLLOW]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Intellectual Property Security Agreement to be duly executed and delivered as of the date first above written.

SRAX, INC.

By:
Name:
Title:

BRF FINANCE CO., LLC

By:
Name:
Title:

3

SCHEDULE 1

LIST OF INTELLECTUAL PROPERTY

TRADEMARK	Serial No. / Filing Date	Registration No. / Registration Date	Record Owner /Applicant
SRAX	86525603 / February 5, 2015	4930415 / April 5, 2016	Social Reality, Inc.
SRAX (di)	86525839 / February 5, 2015	4830524 / October 13, 2015	Social Reality, Inc.
SRAX Social	87087119 / March 14, 2017	5212226 / May 30, 2017	Social Reality, Inc.
SRAX SOCIAL	87087132 / June 28, 2016	5212227 / May 30, 2017	Social Reality, Inc.
BIGTOKEN	88409376 / April 30, 2019	PENDING	Social Reality, Inc.

4